EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of Syntax-Brillian Corporation of our report dated October 7, 2005, relating to our audits of the financial statements of the Home and Personal Entertainment Business of Syntax Groups Corporation as of and for each of the year ended June 30, 2005 and 2004 and for the period from April 21, 2003 (inception) to June 30, 2003.
We also consent to the reference to our firm under the caption “Experts” in such Prospectus, which is part of this Registration Statement.
/s/ Grobstein, Horwath & Company LLP
Sherman Oaks, California
June 5, 2006